Exhibit 99.1

For release:  February 24, 2014

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded long-term health care company, today announced net income available to common shareholders of $55,942,000 or $4.05 per share basic for the year ended December 31, 2013, compared to $50,629,000 or $3.65 per share basic for the year ended December 31, 2012.  Annual net operating revenues in 2013 increased 3.7% from $761,002,000 to $788,957,000, despite the automatic 2% cuts known as "sequestration" that began on April 1, 2013 for Medicare providers.

Operating results for the 2013 year compared to the 2012 year were favorably impacted by a gain on the recovery of notes receivable in the amount of $5,454,000 (approximately $3,327,000 after income taxes), by the positive results within our accrued risk reserves, as well as the continued efforts to reduce expenses in our skilled nursing facilities.

Fourth quarter of 2013 net income available to common shareholders was $14,421,000 or $1.04 per basic share, compared to $13,727,000 or 99 cents per basic share in the fourth quarter of 2012, an increase of 5.1%.  Net operating revenues for the fourth quarter of 2013 increased 6.6% from $193,977,000 to $206,796,000.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 69 long-term health care centers with 8,943 beds.  NHC affiliates also operate 38 homecare programs, five independent living centers and 15 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Revenues:	(unaudited)
Net patient revenues	$ 196,040	$ 180,175	$ 735,837	$ 705,386
Other revenues	10,756	13,802	53,120	55,616
Net operating revenues	206,796	193,977	788,957	761,002

Costs and Expenses:
Salaries, wages and benefits	123,400	108,906	453,560	426,934
Other operating	46,098	46,959	194,989	196,230
Facility rent	9,822	9,848	39,449	39,355
Depreciation and amortization	7,574	7,624	28,547	29,792
Interest	83	110	331	455
Total costs and expenses	186,977	173,447	716,876	692,766

Income Before Non-Operating Income	19,819	20,530	72,081	68,236
Non-Operating Income	5,674	6,699	30,095	25,245

Income Before Income Taxes	25,493	27,229	102,176	93,481
Income Tax Provision	(8,904)	(11,334)	(37,563)	(34,181)

Net Income	16,589	15,895	64,613	59,300

Dividends to Preferred Stockholders	(2,168)	(2,168)	(8,671)	(8,671)

Net Income Available to Common Stockholders	$ 14,421	$ 13,727	$ 55,942	$ 50,629

Earnings Per Common Share
Basic	$ 1.04	$ 0.99	$ 4.05	$ 3.65
Diluted	$ 0.99	$ 0.95	$ 3.87	$ 3.57

Weighted average common shares outstanding
Basic	13,820,554	13,872,472	13,829,626	13,852,709
Diluted	16,690,915	16,657,861	16,698,803	16,598,816

Dividends declared per common share	$ 0.32	$ 1.30	$ 1.26	$ 2.20

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2013	2012
Cash and marketable securities	$ 186,714	$ 173,951
Restricted cash and marketable securities	155,932	146,770
Current assets	436,928	417,245
Property and equipment, net	456,798	420,907
Total assets	980,725	924,700
Current liabilities	250,359	228,761
Long-term debt	10,000	10,000
Stockholders' equity	688,112	656,148

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Selected Operating Statistics
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Per Diems:
Medicare	$ 435.34	$ 434.47	$ 429.32	$ 430.13
Managed Care	$ 406.30	$ 408.76	$ 406.18	$ 408.22
Medicaid	$ 167.81	$ 165.68	$ 165.26	$ 159.65
Private Pay and Other	$ 210.84	$ 192.95	$ 204.52	$ 192.42

Patient Days:
Medicare	119,150	118,006	479,716	478,767
Managed Care	40,413	33,387	148,600	124,801
Medicaid	304,460	270,200	1,094,942	1,088,944
Private Pay and Other	160,514	151,004	606,280	599,966
	624,537	572,597	2,329,538	2,292,478

Average Per Diem	$ 245.37	$ 242.44	$ 245.22	$ 238.25